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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material under §240.14a-12

PAYPAL HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

No fee required.

Fee paid previously with preliminary materials.

Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Table of Contents

Supplement to Notice of 2023 Annual Meeting of

Stockholders Dated April 13, 2023

April 13, 2023

This Supplement provides updated information with respect to the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of PayPal to be held on May 24, 2023.

On April 13, 2023, PayPal commenced distribution of the Notice of Annual Meeting and Proxy Statement (the “Proxy Statement”) for the Annual Meeting and notice of availability of the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement.

OMISSION OF SHAREHOLDER PROPOSAL

On April 10, 2023, after PayPal had commenced printing the Proxy Statement for distribution, the staff of the Securities and Exchange Commission issued a determination that PayPal may exclude from its Proxy Statement a stockholder proposal requesting a report on certain account suspensions and closures, which was included as Proposal 7 in the Proxy Statement (“Proposal 7”). Therefore, Proposal 7 will not be presented or voted upon at the Annual Meeting, nor will any votes cast in regard to Proposal 7 be tabulated or reported.

VOTING MATTERS

Notwithstanding the exclusion of Proposal 7, the proxy card and voting instruction forms distributed or presented online with the Proxy Statement remain valid, and PayPal will not distribute new voting instructions or proxy cards.

None of the other agenda items presented in the Proxy Statement are affected by this Supplement, and shares represented by proxy cards or voting instruction forms returned before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or voting instruction form.

If you have already returned your proxy card or voting instruction form, you do not need to take any action unless you wish to change your vote. If you have not yet returned your proxy card or voting instruction form, please complete the proxy card or voting instruction form, disregarding Proposal 7.

Information on how to vote your shares, or change or revoke your prior vote or voting instruction, is available in the Proxy Statement.